AMENDMENT TO
                  EMPLOYMENT, NON-SOLICITATION, CONFIDENTIALITY
                          AND NON-COMPETITION AGREEMENT

      THIS AMENDMENT is made and entered into effective as of the 1st day of January, 1999, by and between Celerity Systems, Inc., a Delaware corporation (hereinafter the "Company") and Glenn West (hereinafter the "Executive"). This Amendment amends the Employment, Non-solicitation, Confidentiality and Non-competition Agreement (the "Agreement") entered into between the parties as of May 1, 1995. Except to the extent that the Agreement is specifically amended hereby, the Agreement shall remain in full force and effect.

                                    Recitals

A. The Executive is currently the Executive Vice President of Research and Architecture of the Company and in that capacity his principal responsibility is the development of new products for the Company.

B. The Company is in the process of refining and adapting its existing products for specific sales opportunities and does not expect, for several months, to engage in significant new product development activities. As such, several employees that were a part of the Research and Architecture department have been reassigned to the Engineering department.

C. As a result of the matters set forth in paragraphs A. and B. above, the Executive desires to take a temporary leave of absence from his employment with the Company to pursue certain other personal and professional interests and the Company has determined that such a leave of absence would be appropriate and would not jeopardize the interests of the Company.

                              Terms and Conditions

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto do hereby agree as follows:

1 The Executive will take a voluntary leave of absence from his employment with the Company, effective as of January 1, 1999, and continuing through the end of the term of the Agreement (April 30, 2000). In the event that the Executive desires to return to employment with the Company prior to such time, he may do so provided that he shall give the Company written notice at least 30 days prior to the date on which the Executive intends to return to such employment. In the event that the Company desires to have the Executive return to employment prior to April 30, 2000, it may elect to do so provided that it gives the Executive written notice at least 60 days prior to the date that the Executive is to return to such employment.

2 The entire period of the leave of absence will be counted under the Agreement and will not extend the term of the Agreement.

3 During the leave of absence, the Executive will provide consulting services to the Company for up to 20 hours per month on such projects as the Company assigns to the Executive. The Company and the Executive will cooperate, in good faith, to determine the specific times when such services will be provided. The Executive acknowledges, however, that such services may be requested with respect to time sensitive projects and he will use his best efforts to be available to provide such services so as to enable the Company to meet required deadlines.

4     In consideration for the consulting services to be provided pursuant to
      Section 3 above, the Company shall pay the Executive a monthly retainer of $2,500 payable on the ______ day of each month. The parties acknowledge and agree that, except for such additional amounts as may be due pursuant to Sections 5 and 6 below, this payment constitutes the only payment due to the Executive for such consulting services and the Executive will not be entitled to salary, benefits, expenses, options, bonuses, vacation or any other form of compensation pursuant to the Agreement during the period of his leave of absence.

5 The Company may require the Executive to provide consulting services in addition to the services set forth in Section 3 above for up to 20 additional hours per month on such projects as the Company determines and at such times as the Company reasonably requests. The Company shall pay the Executive $200 per hour for such additional services, provided, however, that (i) the Executive shall not perform such additional consulting services without the prior written authorization of the Company, (ii) the Executive shall provide the Company with an accounting of and invoice for the additional hours worked, and (iii) if the Company has authorized a maximum numbers of hours to be worked by the Executive, he shall not invoice the Company and the Company shall not be responsible for payment of any amounts in excess of such maximum number without the Company's express written consent.

6 In the event that the Company requires consulting services from the Executive in excess of 40 hours in any one month period during the period of the leave of absence, the Executive shall use reasonable efforts to provide such services and the Executive shall be compensated for such services on the same terms as are set forth in Section 5 above, including the terms relating to authorization to perform work, accounting and invoicing.

7 The Executive agrees to remain as a member of the Board of Directors of the Company during the leave of absence. Such agreement by the Executive does not prevent the Company from removing the Executive from the Board of Directors or failing to nominate him for future election in accordance with the laws and bylaws governing the Company. In addition, in the event that the leave of absence continues for more than ___ days, the Executive agrees to resign from the Board of Directors upon written request from the Company.

8     The Executive specifically acknowledges and agrees that the provisions of
      Section 7 of the Agreement remain in full force and effect, with such changes as are set forth below in this Section 8, during the period of the leave of absence. Section 7 of the Agreement is amended to provide that the "Restricted Period" as defined in Section 7.4 of the Agreement shall begin on January 1, 1999, and the Agreement is further amended to provide that "Company


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

      Business" as defined in Section 7.3 of the Agreement includes, but is not limited to, development, manufacture, license and sale of T 6000 set top boxes and all products related to or derived from the T 6000 set top box.

9 The parties agree that the Company may issue an announcement or other public statement addressing the leave of absence taken by the Executive. The Executive shall not issue any general public statement regarding the leave of absence and all statements made by the Executive relating to the leave of absence shall be consistent with the provisions of this Amendment.

10 Upon the conclusion of the leave of absence and the return of the Executive to the full time employment of the Company, this Amendment shall terminate and the original terms of the Agreement shall govern the employment relationship of the parties through the remaining term of the Agreement, if any.

      WITNESS the execution hereof as of the day and year first above written.

      CELERITY SYSTEMS, INC.                    EXECUTIVE:

      By:_________________________              _______________________
                                                Glenn West
      Title:_____________________


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